Exhibit 6.5

Christian Fellowship Council

The Power To Change

P.O. Box 715, New York, NY 10002

Phone: (212) 406-3904, (973) 517-0515, (917) 513-8029

E-mail: WSCFC@aol.com, TheMastersDJ@msn.com Website: www.cfcradio.com

Dear Les,

I am excited to confirm our intent to move forward with investment barrel banks in New York and Pennsylvania. We aim to fulfill the 1000 barrels within the next 12 months.

Since our takeover of the two hotels (Howard Johnson and Quality Inn) we would like to set up a barrel bank in each hotel to hold and store the investment barrels to support the advertising of the investment barrels being sold. We have had enormous interest in providing Rooshine products to our clients and look forward to receiving the samples as soon as possible. We are hoping to be moving forward as of April 1, 2018 and we are hoping to receive our samples at least two weeks prior to that date, preferably by March 13, 2018.

Best Regards,

/s/ Willie Saunders
Willie Saunders
CEO, Christian Fellowship Council

WS/lcs